Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Shattuck Labs, Inc.:

We consent to the use of our report dated March 16, 2021, with respect to the balance sheets of Shattuck Labs, Inc. as of December 31, 2020 and 2019, the related statements of operations and comprehensive loss, changes in redeemable convertible preferred stock and stockholder’s equity (deficit), and cash flows for the years then ended, and the related notes incorporated herein by reference.

/s/ KPMG LLP

Austin, Texas

March 16, 2021